[The Swiss Helvetia Fund, Inc. LOGO]


                                        April 7, 1997

Dear Stockholder:

        On March 13, 1997 the Board of Directors of The Swiss Helvetia Fund, Inc. declared an income distribution of $.0365 per share and a capital gains distribution of $.1652 per share, payable May 9, 1997 to stockholders of record April 4, 1997. The distributions constitute the final distributions of the Fund's 1996 earnings.

DISTRIBUTIONS TO BE PAID IN SHARES
__________________________________

        The Board of Directors has decided that it is in the best interests of the stockholders and of the Fund to make these distributions in stock rather than cash. Accordingly, unless we receive instructions from you to the contrary, you will be paid your distributions in additional shares of the Fund. No action is required on your part to receive the distributions in stock. The number of shares that will be issued to you will be determined based upon a standard method of determination and calculation described below. If you are a participant in the Fund's dividend reinvestment plan, your dividend will be added to your plan account in whole and fractional shares of the Fund. If you are not a participant in the Fund's dividend reinvestment plan, you will be paid a combination of whole shares and cash in lieu of fractional shares.

        You may elect to receive your distributions in cash by completing and signing the enclosed option card and returning it to PNC Bank, NA, the Fund's transfer agent. PNC must receive this form no later than 4:00 p.m. (EST) on May 1, 1997. Before making a decision to take this distribution in cash, you should consider the advantages of receiving your dividend in the form of additional shares. These advantages include the ability to acquire additional shares without payment of commissions or fees and the fact that if you take your distribution in cash your proportional ownership of the Fund will be diluted to the extent that other stockholders accept additional shares.

METHOD OF DETERMINING SHARES TO BE DISTRIBUTED
______________________________________________

        The number of shares issued in connection with these distributions will be determined using substantially the same method that is used in connection with the Fund's dividend reinvestment plan. Under this method, the price per share is based upon a comparison of the Fund's average net asset value with the Fund's average closing market price during a particular period. In the case of these distributions that period will be May 2 through May 8, 1997. Once that price per share is calculated, the number of shares you will receive will be determined by dividing the amount of your distributions by that price. The price per share will be determined as follows:

        1) If the average net asset value is greater than the average closing market price, the average closing market price will be used.

            630 FIFTH AVENUE - SUITE 915 - NEW YORK, NY 10111-0001 - TEL. (212) 332-2760/1-888-SWISS-00 - FAX (212) 332-7931

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        2) If the average net asset value is less than 95% of the average closing market price, 95% of the average closing market price will be used.

        3) If the average net asset value is equal to the average closing market price or if it is less than the average closing market price by no more than 5%, the average net asset value will be used.

        The payment of these distributions in shares will increase the number of the Fund's shares outstanding. We will not be able to determine the number of new shares to be issued until we know the share price to be used. If the share price to be used is less than the Fund's net asset value per share, the Fund's net asset value per share will be reduced.

        If you have any questions regarding the distribution, please contact the Fund's Administrator, Investment Company Capital Corp., Monday through Friday from 9:00 a.m. until 5:00 p.m. at (410) 895-3669.

                                        Very truly yours,


                                        /s/ Rodolphe Hottinger
                                        ______________________
                                        Rodolphe Hottinger
                                        President and
                                        Chief Operating Officer